Exhibit 99.1

Select Energy Services Reports Fourth Quarter And Fiscal Year 2020 Financial Results And Operational Updates

Revenue of $133 million generated during the fourth quarter of 2020, up 32% sequentially

Total available liquidity of $250 million, including $169 million of cash and cash equivalents, and no debt outstanding at the end of the fourth quarter of 2020

Progressing recently announced water reuse and recycling projects in both the Midland and Delaware basins for operational commencement by end of the first quarter of 2021

HOUSTON, Feb. 23, 2021 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of sustainable water and chemical solutions to the U.S. unconventional oil and gas industry, today announced results for the quarter and fiscal year ended December 31, 2020.

John Schmitz, Chairman and CEO, stated, "During the fourth quarter, we continued to see improvement across all of our business segments with 32% revenue growth and a return to solidly positive Adjusted EBITDA territory, led by significant throughput restoration in our Water Infrastructure segment. Clearly, 2020 was a tough year, but both industry activity and our operations are steadily improving and the business is in a very good place today.

"We have a market-leading position in both water and chemicals, and we continue to find synergies between the two businesses to generate incremental revenue. To that end, as previously disclosed, we recently partnered with two blue-chip operators in the core of the Permian on two water recycling facilities supported by long-term contracts. This infrastructure will streamline their water logistics, reduce costs and help our customers achieve their ESG targets by reducing their environmental impact. Water recycling and reuse is a core focus of our long-term strategy and an important way for us to help the industry achieve its sustainability targets.

"We continue to stay disciplined with our capital and demonstrate the cash generation potential of our asset-light business model. We even surpassed our initial pre-pandemic 2020 cash flow targets, supported by $106 million of operating cash flow generated during 2020. We plan to continue to demonstrate this discipline in 2021 and expect to be free cash flow positive this year, despite anticipated working capital headwinds during the first half of year.

"We've rightsized the cost structure of the Company and continue to look for more ways to improve, as we enter 2021 with significant operating leverage. This operating leverage was on full display in the fourth quarter with incremental margins of about 40% across the board. While recent severe weather conditions will cause some temporary, but significant disruptions across the business during the first quarter, we believe revenues will be up somewhere between 5%––10%, though margins could see a modest compression. Looking further, we expect to see positive activity trends throughout the rest of 2021.

"My primary objective will remain driving value in this company, whether that's through advancing and growing the base business in an improving activity environment, through deploying our expertise in water and chemicals across the value chain or through evaluating strategic M&A. There's a lot of opportunity out there, and I'm confident we can execute our strategy.

"Select sits in a very strong position in the marketplace with no debt, strong cash flow and a substantial cash balance. In addition to this financial strength, we have the ability to leverage our competitive strengths as the oil and gas industry's leading sustainable water and chemical solutions provider to expand into new areas or other industries to take advantage of the energy transition," concluded Schmitz.

Consolidated Financial Information

Revenue for the fourth quarter of 2020 was $133.3 million as compared to $101.2 million in the third quarter of 2020 and $276.1 million in the fourth quarter of 2019. Net loss for the fourth quarter of 2020 was $21.2 million as compared to a net loss of $36.3 million in the third quarter of 2020 and a net loss of $12.5 million in the fourth quarter of 2019.

Gross loss was $3.9 million in the fourth quarter of 2020 as compared to a gross loss of $16.9 million in the third quarter of 2020 and gross profit of $21.8 million in the fourth quarter of 2019. Total gross margin for Select was (3.0%) in the fourth quarter of 2020 as compared to (16.7%) in the third quarter of 2020 and 7.9% in the fourth quarter of 2019. Gross margin before depreciation and amortization ("D&A") for the fourth quarter of 2020 was 14.5% as compared to 6.9% for the third quarter of 2020 and 18.1% for the fourth quarter of 2019.

SG&A during the fourth quarter of 2020 was $15.5 million as compared to $16.0 million during the third quarter of 2020 and $24.7 million during the fourth quarter of 2019. SG&A during the fourth quarter of 2020 was impacted by $0.5 million of non-recurring transaction costs.

Adjusted EBITDA was $10.2 million in the fourth quarter of 2020 as compared to ($4.7) million in the third quarter of 2020 and $28.8 million in the fourth quarter of 2019.

Select's consolidated Adjusted EBITDA during the fourth quarter of 2020 includes $8.0 million of non-recurring or non-cash adjustments, including $2.9 million of non-cash losses on asset sales, $1.9 million in lease abandonment costs, $1.3 million of transaction costs primarily related to legacy acquired or divested businesses as well as legal due diligence costs, and $0.3 million in other non-recurring charges. Non-cash compensation expense accounted for an additional $1.7 million adjustment. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit (loss) and of Adjusted EBITDA (non-GAAP measure) to net income (loss).

Business Segment Information

The Water Services segment generated revenues of $59.9 million in the fourth quarter of 2020, as compared to $54.5 million in the third quarter of 2020 and $152.9 million in the fourth quarter of 2019. Gross margin before D&A for Water Services was 7.0% in the fourth quarter of 2020 as compared to 3.0% in the third quarter of 2020 and 17.3% in the fourth quarter of 2019. Revenues improved 10% sequentially driven primarily by activity improvements leading to strong 47% incremental margin improvements, supported in particular by growth in our core water transfer operations.

The Water Infrastructure segment generated revenues of $36.1 million in the fourth quarter of 2020 as compared to $16.2 million in the third quarter of 2020 and $52.3 million in the fourth quarter of 2019. Gross margin before D&A for Water Infrastructure was 30.7% in the fourth quarter of 2020 as compared to 20.7% in the third quarter of 2020 and 22.9% in the fourth quarter of 2019. Sequential revenue and gross margin increases were largely driven by increased volumes on our pipeline systems and supporting logistics in the northern Delaware Basin and the Bakken.

The Oilfield Chemicals segment generated revenues of $37.3 million in the fourth quarter of 2020, as compared to $30.6 million in the third quarter of 2020 and $70.9 million in the fourth quarter of 2019. Gross margin before D&A for Oilfield Chemicals was 12.7% in the fourth quarter of 2020 as compared to 6.6% in the third quarter of 2020 and 16.0% in the fourth quarter of 2019. Revenues and gross margins improved sequentially driven by improving demand for both the segment's completions chemicals and water treatment solutions as completions activity improved over the course of the quarter.

Cash Flow and Capital Expenditures

Cash flow from operations for the fourth quarter of 2020 was ($14.0) million as compared to $17.1 million in the third quarter of 2020 and $61.7 million in the fourth quarter of 2019. Cash flow from operations during the fourth quarter of 2020 included a $17.6 million use of cash from net working capital changes. Capital expenditures for the fourth quarter of 2020 were $2.1 million, which combined with ordinary course asset sales during the quarter of $2.6 million, resulted in a $0.5 million positive cash inflow from investing activities during the fourth quarter of 2020. Cash flow from operations less capital expenditures, net of asset sales, was ($13.6) million during the fourth quarter of 2020.

Additionally, cash flow from investing activities included a $3.0 million outflow relating to the Company's recent investment in Deep Imaging Technologies, a leading downhole frac fluid tracking and imaging technology company.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $169.0 million as of December 31, 2020 as compared to $79.3 million as of December 31, 2019.

The Company had no borrowings outstanding under its revolving credit facility as of December 31, 2020 and 2019. As of December 31, 2020 and 2019, the borrowing base under the revolving credit facility was $96.4 million and $214.6 million, respectively. The Company had available borrowing capacity under its revolving credit facility as of December 31, 2020 and 2019, of approximately $80.8 million and $194.7 million, respectively, after giving effect to $15.6 million and $19.9 million of outstanding letters of credit, respectively.

Total liquidity was $249.8 million as of December 31, 2020, as compared to $233.4 million as of September 30, 2020 and $274.0 as of December 31, 2019.

The Company had 84,806,772 weighted average Class A shares outstanding and 16,221,101 weighted average Class B shares outstanding during the fourth quarter of 2020.

Conference Call

Select has scheduled a conference call on Wednesday, February 24, 2021 at 10:00 a.m. Eastern time / 9:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through March 10, 2021 and may be accessed by calling 201-612-7415 using passcode 13715785#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. and its consolidated subsidiaries (collectively referred to as "Select" or the "Company") is a leading provider of sustainable water and chemical solutions to the oil and gas industry. Select develops, manufactures and delivers a full suite of chemical products for use in oil and gas well completion and production operations as well as integration into the full water life-cycle. These solutions are supported by the Company's critical water infrastructure assets and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of oilfield water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the continued success of the Company. For more information, please visit Select's website, http://www.selectenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "believe," "expect," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas, which is negatively impacting our business; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the level of capital spending and access to capital markets by oil and gas companies, including significant recent reductions and potential additional reductions in capital expenditures by oil and gas producers in response to commodity prices and dramatically reduced demand; trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our most recent Annual Report on Form 10-K, our subsequently filed Quarterly Reports on Form 10-Q and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended			Year Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Revenue
Water Services	$59,932	$54,516	$152,922	$319,766	$772,311
Water Infrastructure	36,129	16,165	52,314	125,356	221,593
Oilfield Chemicals	37,278	30,561	70,852	159,983	268,614
Other	—	—	—	—	29,071
Total revenue	133,339	101,242	276,088	605,105	1,291,589
Costs of revenue
Water Services	55,745	52,861	126,392	291,734	598,405
Water Infrastructure	25,046	12,816	40,328	99,546	166,962
Oilfield Chemicals	32,554	28,558	59,499	143,550	230,434
Other	703	30	(126)	740	30,239
Depreciation and amortization	23,233	23,877	28,185	98,800	116,809
Total costs of revenue	137,281	118,142	254,278	634,370	1,142,849
Gross (loss) profit	(3,942)	(16,900)	21,810	(29,265)	148,740
Operating expenses
Selling, general and administrative	15,462	15,955	24,669	74,364	111,622
Depreciation and amortization	668	685	1,002	2,872	3,860
Impairment of goodwill and trademark	—	—	—	276,016	4,396
Impairment and abandonment of property and equipment	—	—	2,773	7,910	3,715
Lease abandonment costs	1,857	672	579	4,350	2,073
Total operating expenses	17,987	17,312	29,023	365,512	125,666
(Loss) income from operations	(21,929)	(34,212)	(7,213)	(394,777)	23,074
Other (expense) income
(Losses) gains on sales of property and equipment and divestitures, net	(1,088)	891	(3,393)	(2,815)	(11,626)
Interest expense, net	(503)	(789)	(318)	(2,136)	(2,688)
Foreign currency gain (loss), net	45	13	5	39	273
Other expense, net	1,286	(2,364)	(2,886)	(3,519)	(2,948)
(Loss) income before income tax benefit (expense)	(22,189)	(36,461)	(13,805)	(403,208)	6,085
Income tax benefit (expense)	981	201	1,301	1,476	(1,949)
Net (loss) income	(21,208)	(36,260)	(12,504)	(401,732)	4,136
Less: net loss (income) attributable to noncontrolling interests	3,225	5,719	2,574	63,048	(1,352)
Net (loss) income attributable to Select Energy Services, Inc.	$(17,983)	$(30,541)	$(9,930)	$(338,684)	$2,784

Net (loss) income per share attributable to common stockholders:
Class A—Basic	$(0.21)	$(0.36)	$(0.12)	$(3.98)	$0.03
Class A-2—Basic	$—	$—	$—	$—	$—
Class B—Basic	$—	$—	$—	$—	$—

Net (loss) income per share attributable to common stockholders:
Class A—Diluted	$(0.21)	$(0.36)	$(0.12)	$(3.98)	$0.03
Class A-2—Diluted	$—	$—	$—	$—	$—
Class B—Diluted	$—	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	As of December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$169,039	$79,268
Accounts receivable trade, net of allowance for credit losses of $9,157 and $5,773, respectively	129,392	267,628
Accounts receivable, related parties	69	4,677
Inventories	33,384	37,542
Prepaid expenses and other current assets	19,621	26,486
Total current assets	351,505	415,601
Property and equipment	878,902	1,015,379
Accumulated depreciation	(528,537)	(562,986)
Property and equipment held-for-sale, net	—	885
Total property and equipment, net	350,365	453,278
Right-of-use assets, net	52,331	70,635
Goodwill	—	266,934
Other intangible assets, net	116,079	136,952
Other long-term assets, net	5,079	4,220
Total assets	$875,359	$1,347,620
Liabilities and Equity
Current liabilities
Accounts payable	$12,995	$35,686
Accrued accounts payable	21,359	47,547
Accounts payable and accrued expenses, related parties	519	2,789
Accrued salaries and benefits	16,279	20,079
Accrued insurance	9,788	8,843
Sales tax payable	1,415	2,119
Accrued expenses and other current liabilities	12,077	15,375
Current operating lease liabilities	14,019	19,315
Current portion of finance lease obligations	307	128
Total current liabilities	88,758	151,881
Long-term operating lease liabilities	60,984	72,143
Other long-term liabilities	19,735	10,784
Total liabilities	169,477	234,808
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 86,812,647 shares issued and outstanding as of December 31, 2020; 350,000,000 shares authorized and 87,893,525 shares issued and outstanding as of December 31, 2019	868	879
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of December 31, 2020 and December 31, 2019	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of December 31, 2020 and December 31, 2019	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	909,278	914,699
Accumulated (deficit) retained earnings	(317,247)	21,437
Total stockholders' equity	593,061	937,177
Noncontrolling interests	112,821	175,635
Total equity	705,882	1,112,812
Total liabilities and equity	$875,359	$1,347,620

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(401,732)	$4,136
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	101,672	120,669
Net loss (gain) on disposal of property and equipment	2,405	7,950
Bad debt expense	6,373	2,553
Amortization of debt issuance costs	688	688
Inventory write-downs	852	250
Equity-based compensation	5,764	15,485
Impairment of goodwill and trademark	276,016	4,396
Impairment and abandonment of property and equipment	7,910	3,715
Loss on divestitures	410	3,676
Unrealized gain on short-term investment	(1,799)	—
Other operating items, net	(407)	240
Changes in operating assets and liabilities
Accounts receivable	142,873	57,908
Prepaid expenses and other assets	14,886	11,321
Accounts payable and accrued liabilities	(50,101)	(29,039)
Net cash provided by operating activities	105,810	203,948
Cash flows from investing activities
Working capital settlement	—	691
Proceeds received from divestitures	197	24,872
Purchase of property and equipment	(21,239)	(110,143)
Investment in note receivable	(3,000)	—
Distribution from cost method investment	200	—
Acquisitions, net of cash received	—	(10,000)
Proceeds received from sales of property and equipment	18,449	17,223
Net cash used in investing activities	(5,393)	(77,357)
Cash flows from financing activities
Borrowings from revolving line of credit	—	5,000
Payments on long-term debt	—	(50,000)
Payments of finance lease obligations	(264)	(883)
Proceeds from share issuance	76	142
Contributions from (distributions to) noncontrolling interests	354	(349)
Repurchase of common stock	(10,876)	(18,600)
Net cash used in financing activities	(10,710)	(64,690)
Effect of exchange rate changes on cash	64	130
Net increase in cash and cash equivalents	89,771	62,031
Cash and cash equivalents, beginning of period	79,268	17,237
Cash and cash equivalents, end of period	$169,039	$79,268

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to accounting principles generally accepted in the U.S. ("GAAP"), plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures and plus/(minus) foreign currency losses/(gains). We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit (loss) is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2020, which we expect to file with the SEC on or before the applicable filing deadline.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net (loss) income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,			Year Ended December 31,
(unaudited) (in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Net (loss) income	$(21,208)	$(36,260)	$(12,504)	$(401,732)	$4,136
Interest expense, net	503	789	318	2,136	2,688
Income tax (benefit) expense	(981)	(201)	(1,301)	(1,476)	1,949
Depreciation and amortization	23,901	24,562	29,187	101,672	120,669
EBITDA	2,215	(11,110)	15,700	(299,400)	129,442
Impairment of goodwill and trademark	—	—	—	276,016	4,396
Non-cash loss on sale of assets or subsidiaries	2,866	1,400	4,811	9,767	21,679
Impairment and abandonment of property and equipment	—	—	2,773	7,910	3,715
Non-recurring severance expenses	—	—	11	7,168	1,691
Non-cash compensation expenses	1,706	2,242	3,611	5,764	15,485
Non-recurring transaction costs	1,289	527	1,598	4,439	4,697
Lease abandonment costs	1,857	672	579	4,350	2,073
Yard closure costs related to consolidating operations	—	—	—	2,961	—
Other non-recurring charges	347	1,622	(248)	1,969	(173)
Foreign currency gain, net	(45)	(13)	(5)	(39)	(273)
Adjusted EBITDA	$10,235	$(4,660)	$28,830	$20,905	$182,732

The following table presents a reconciliation of gross profit before D&A to total gross profit (loss), which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,			Year Ended December 31
(unaudited) (in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Gross (loss) profit by segment
Water services	$(9,646)	$(13,233)	$7,570	$(33,726)	$93,242
Water infrastructure	4,091	(3,207)	4,892	(1,789)	28,966
Oilfield chemicals	2,316	(430)	9,222	6,990	29,414
Other	(703)	(30)	126	(740)	(2,882)
As reported gross (loss) profit	(3,942)	(16,900)	21,810	(29,265)	148,740

Plus depreciation and amortization
Water services	13,833	14,888	18,960	61,758	80,664
Water infrastructure	6,992	6,556	7,094	27,599	25,665
Oilfield chemicals	2,408	2,433	2,131	9,443	8,766
Other	—	—	—	—	1,714
Total depreciation and amortization	23,233	23,877	28,185	98,800	116,809

Gross profit before D&A	$19,291	$6,977	$49,995	$69,535	$265,549

Gross profit (loss) before D&A by segment
Water services	4,187	1,655	26,530	28,032	173,906
Water infrastructure	11,083	3,349	11,986	25,810	54,631
Oilfield chemicals	4,724	2,003	11,353	16,433	38,180
Other	(703)	(30)	126	(740)	(1,168)
Total gross profit before D&A	$19,291	$6,977	$49,995	$69,535	$265,549

Gross margin before D&A by segment
Water services	7.0%	3.0%	17.3%	8.8%	22.5%
Water infrastructure	30.7%	20.7%	22.9%	20.6%	24.7%
Oilfield chemicals	12.7%	6.6%	16.0%	10.3%	14.2%
Other	n/a	n/a	n/a	n/a	(4.0)%
Total gross margin before D&A	14.5%	6.9%	18.1%	11.5%	20.6%